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                      February 13, 2023

       Brent Bowman
       Chief Financial Officer
       Veeva Systems Inc.
       4280 Hacienda Drive
       Pleasanton, CA 94588

                                                        Re: Veeva Systems Inc.
                                                            Correspondence
filed February 10, 2023
                                                            Form 10-K for the
Fiscal Year Ended January 31, 2022
                                                            Filed March 30,
2022
                                                            File No. 001-36121

       Dear Brent Bowman:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Technology